EXHIBIT 99.1
Electro Rent Corporation Reports
Fourth Quarter and Fiscal 2006 Results
     VAN NUYS, CALIFORNIA, August 10, 2006 — Electro Rent Corporation (NASDAQ:ELRC) today announced financial results for the fourth quarter and fiscal 2006.
The Year In Review and Outlook
     “We achieved our primary financial goals for fiscal 2006. Revenues increased for a second consecutive year, and operating profit was nearly equal to operating profit for fiscal 2005, a year whose results were significantly boosted by a number of special items,” said Chairman and Chief Executive Officer Daniel Greenberg. “We also achieved an important strategic objective, which was to establish our T&M rental and lease business on a global basis. Results for the new subsidiary we launched in China in the summer of 2005 exceeded our expectations, and we also made important progress in the development of our new European subsidiary. We now are well along in the construction of a world-wide operating platform for our T&M business that we believe can support long-term growth.
     “The success of our geographic expansion initiatives is creating a unique opportunity for Electro Rent to be the primary provider of T&M equipment across geographic boundaries in the world’s major manufacturing centers in the Americas, Europe and Asia, a capability with particular resonance for our multi-national customers.
     “During fiscal 2006 we also completed and successfully integrated the acquisition of a data products rental company that contributed to the growth we reported in this business for the year and underscored Electro Rent’s long-term commitment to the DP market.
     “We anticipate further growth in our current operations in the year ahead, and will continue to evaluate additional acquisitions that will contribute to a higher volume of business than we are doing today without similar growth in SG&A.”
Fourth Quarter Results
     For the three months ended May 31, 2006, total revenues increased 20% to $31.0 million from $25.7 million for the fourth quarter of fiscal 2005. Rental and lease revenue increased 22% to $25.3 million compared to $20.8 million a year earlier. Revenue from equipment sales and other revenues increased 15% compared to the fourth quarter of fiscal 2005.
     Pre-tax income increased 27% to $9.1 million from $7.1 million, providing clear evidence of the progress the company made in improving profitability in fiscal 2006, as there were no unusual positive items recorded in either quarter. Net income for the fourth quarter of fiscal 2006 was $5.7 million, or $0.22 per diluted share. This compares to net income for the fourth quarter of fiscal 2005 of $5.5 million, or $0.21 per diluted share, which benefited from an unusually low tax rate.
Twelve Month Results
     For the twelve months ended May 31, 2006, total revenues increased 7% to $114.8 million compared to $107.6 million for fiscal 2005. Rental and lease revenue increased 13% to $90.5 million from $80.3 million for the prior year. Equipment sales and other revenue decreased 11% to $24.3 million from $27.4 million for fiscal 2005.
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Electro Rent Corporation Reports Fourth Quarter and Fiscal 2006 Results
August 10, 2006
Page Two

     Revenue in the test and measurement equipment group increased 11% in fiscal 2006 as compared to the prior year. “Demand for T&M equipment remained strong in our aerospace and wireless communications markets, as it has been for the past several years. We also are encouraged by signs of renewed strength in telecommunications test equipment in both the U.S. and Europe, and we are increasing our investment in equipment for this market segment accordingly. Solid performance in the RF microwave arena, the bedrock of our general purpose T&M business, also was a great help,” Greenberg said.
     Data products rental revenue increased 7% in fiscal 2006 compared to fiscal 2005, primarily reflecting the acquisition in January 2006 of Rush Computer Rentals, Inc. “We believe that our re-focused DP marketing approach, which emphasizes short-term, event-oriented rentals in addition to our traditional DP markets, also contributed to this year’s growth,” Greenberg added.
     Sales of equipment and other revenues declined by 11% for fiscal 2006. “In large measure, this reflects the improved conditions for our rental business, which makes us less inclined to sell equipment. In addition, equipment sales in fiscal 2005 benefited from several unusually large transactions, including fees of $1.7 million related to an early lease termination and two buyouts totaling $2.0 million,” the CEO said.
     Selling, general and administrative expenses increased 13% for fiscal 2006, to $33.8 million from $29.9 million for fiscal 2005. The majority of this increase reflects the Rush acquisition, as well as start-up costs for the company’s operations in Europe and China.
     Net income for fiscal 2006 declined by $2.1 million, or 9%, to $22.2 million, or $0.86 per diluted share, compared to $24.3 million, or $0.96 per diluted share, for fiscal 2005. “This performance represented real tangible progress, since last year’s results included a number of unusual positive items, including $1.8 million from a class action settlement, high margins on $3.7 million in lease termination fees and buyouts, and a $2.5 million reduction in the provision for income taxes related to changes in estimated tax liabilities and rates. In contrast, the only unusual positive item in fiscal 2006 was a $1.0 million reduction in the provision for income taxes, reflecting the expiration of specific risks related to closed tax audit years,” Greenberg added.
     Equipment purchases increased to $65.8 million and $70.4 million for fiscal 2006 and 2005, respectively, compared with $53 million in 2004. The book value of Electro Rent’s equipment pool rose to $140.1 million from $122.8 million in fiscal 2005.
     Cash, cash equivalents and marketable securities were $81.5 million at fiscal 2006 year end, up from $80.8 million at the close of fiscal 2005, even though approximately $10 million was used to finance the Rush Computer acquisition during the fiscal year. Electro Rent has no debt. Stockholders’ equity increased nearly 14%, to $221.8 million at May 31, 2006 from $195 million for the prior year.
About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the largest nationwide organizations devoted to the short-term rental and leasing of personal computers, servers and general purpose electronic test equipment.
“Safe Harbor” Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.
(tables attached)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) (000 omitted except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
Revenues:
Rentals and leases	$25,294	$20,772	$90,548	$80,257
Sales of equipment and other revenues	5,684	4,946	24,258	27,359

Total revenues	30,978	25,718	114,806	107,616

Costs and expenses:
Depreciation of rental and lease equipment	9,994	8,913	35,776	33,365
Costs of revenue other than depreciation of rental and lease equipment	3,175	2,370	13,574	12,497
Selling, general and administrative expenses	9,548	7,847	33,755	29,869

Total operating expenses	22,717	19,130	83,105	75,731

Operating profit	8,261	6,588	31,701	31,885

Interest and investment income, net	799	529	2,705	1,476
Income from settlement	—	—	—	1,758

Income before income taxes	9,060	7,117	34,406	35,119

Income taxes	3,396	1,650	12,222	10,854

Net income	$5,664	$5,467	$22,184	$24,265

Earnings per share
Basic	$0.22	$0.22	$0.87	$0.97
Diluted	$0.22	$0.21	$0.86	$0.96

Shares used in per share calculation
Basic	25,540	25,084	25,359	24,978
Diluted	25,959	25,522	25,762	25,369

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited) (000 omitted)

	May 31,
	2006	2005
Assets

Cash and cash equivalents	$58,748	$31,997
Marketable securities	22,750	48,800
Accounts receivable, net	14,001	10,548
Rental and lease equipment, net	140,108	122,798
Other property, net	15,528	15,722
Goodwill	2,083	—
Intangibles, net of amortization of $294 and $62	2,127	62
Other	4,337	3,295

Total assets	$259,682	$233,222

Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable	$11,344	$13,983
Accrued expenses	8,595	8,700
Deferred revenue	3,303	2,768
Deferred income taxes	14,599	12,754

Total liabilities	37,841	38,205

Shareholders’ equity
Common stock	26,351	21,638
Retained earnings	195,490	173,379

Total shareholders’ equity	221,841	195,017

Total liabilities and shareholders’ equity	$259,682	$233,222